This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-168976.

Current Offering Terms

This is a supplement to the Prospectus dated December 13, 2010

Current Interest Rates for Renewable Unsecured Subordinated Notes

Offered by Consumer Portfolio Services, Inc.

Interest Rates Effective December 13, 2010

PORTFOLIO
AMOUNT (1)	$1,000 - $9,999		$10,000 - $24,999		$25,000 - $49,999		$50,000 - $74,999		$75,000 - $99,999		$100,000 or More
	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %
3 Month (2)	6.85	7.09	6.85	7.09	7.20	7.46	7.55	7.84	7.90	8.22	8.15	8.49
6 Month (2)	7.60	7.90	7.60	7.90	7.95	8.27	8.30	8.65	8.65	9.03	8.90	9.31
1 Year (3)	9.85	10.35	11.85	12.58	12.20	12.97	12.55	13.37	12.90	13.77	13.15	14.05
2 Year (3)	11.10	11.74	13.30	14.22	13.65	14.62	14.00	15.02	14.35	15.43	14.60	15.72
3 Year (3)	11.65	12.35	14.05	15.08	14.40	15.49	14.75	15.89	15.10	16.30	15.35	16.59
4 Year (3)	11.80	12.52	11.80	12.52	12.15	12.92	12.50	13.31	12.85	13.71	13.10	13.99
5 Year (3)	12.00	12.75	12.00	12.75	12.35	13.14	12.70	13.54	13.05	13.94	13.30	14.22
10 Year (3)	12.20	12.97	12.20	12.97	12.55	13.37	12.90	13.77	13.25	14.17	13.50	14.45

1.
We determine the applicable portfolio amount at the time you purchase a note by aggregating the principal amount of all notes issued by Consumer Portfolio Services, Inc. that are currently owned by you.

2.	The annual yield calculation assumes that:
a.	the term of the note is renewed sequentially for an entire year,
b.	the interest earned during each term is included in the principal amount for the next term,
c.	the listed interest rate is the interest rate for each term, and
d.	the accrued interest is paid annually. More frequent interest payments will reduce your annual yield.
3.	The annual yield calculation assumes that accrued interest is paid annually. More frequent interest payments will reduce your annual yield.

We are not offering these notes to residents of the following states: Alabama, Alaska, Arizona, Delaware, Kentucky, Maryland, Massachusetts, Montana, Nebraska, Nevada, New Hampshire, New Jersey, North Dakota, Oregon, Rhode Island, Utah, Virginia, Washington, West Virginia and Wyoming.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the prospectus dated December 13, 2010. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.